Filed pursuant to Rule 433
Registration No. 333-130318
August 7, 2006
FINAL TERM SHEET

Issuer:	Eaton Corporation
Principal Amount:	$ 250,000,0000
Security Type:	Floating Rate Senior Notes due 2009
Maturity:	August 10, 2009
Price to Public:	100% of principal amount
Interest Rate Basis:	3-month USD LIBOR
Spread:	Plus 8 basis points
Interest Payment Dates:	Quarterly on February 10, May 10, August 10 and November 10, commencing on November 10, 2006 and ending on the Maturity Date
Interest Reset Dates:	Same as Interest Payment Dates, excluding the Maturity Date
Initial Base Rate:	3-month USD LIBOR, as determined on August 8, 2006
Settlement Date:	August 10, 2006
Redemption Provision:	none
Underwriter:	Banc of America Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.